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                                                                Exhibit 12.1

                      STATEMENT OF COMPUTATION OF RATIOS
                                (In thousands)



                               Year Ended            Year Ended           Year Ended           Year Ended           Year Ended
                             December 31, 1992(1) December 31, 1993(1) December 31, 1994(1) December 31, 1995     December 31, 1996
                             -----------------    -----------------    -----------------    -----------------     -----------------
Earnings:

  Net income before
    minority interest             $     168          $      361           $   4,620            $   8,511            $   14,473

  Minority Interest                      -                   -                  481                  502                   460

  Fixed charges                         889               1,036                 761                4,494                 5,947
                                  ---------          ----------           ---------            ---------            ----------
    Earnings                      $   1,057          $    1,397           $   5,862            $  13,507            $   20,880
                                  =========          ==========           =========            =========            ==========

Fixed Charges:

  Interest expense                $     889          $    1,036           $     608            $   3,701            $    4,382

  Amortization of loan cost              -                   -                  153                  793                 1,565
                                  ---------          ----------           ---------            ---------            ----------
    Fixed Charges                 $     889          $    1,036           $     761            $   4,494            $    5,947
                                  =========          ==========           =========            =========            ==========

Ratio of Earnings to Fixed
    Charges (2)                        1.19x               1.35x               7.70x                3.01x                 3.51x
                                  =========          ==========           =========            =========            ==========


(1) Periods prior to March 1, 1994 (the date of the Company's initial public offering) reflect data for the Company's predecessor entity.

(2)  Computed as Earnings divided by Fixed Charges.